                                                                  EXHIBIT 10.25


                         NON-EXCLUSIVE LICENSE AGREEMENT
                                    Between
                         The Texas A&M University System
                                       and
                         Calypte Biomedical Corporation

This Agreement, effective as of the - 12th day of September 1993, by and between Calypte Biomedical Corporation, a corporation having its principal place of business in Berkeley, California, hereinafter referred to as "LICENSEE", and The Texas A&M University System, having its principal offices at College Station, Texas 77843, hereinafter referred to as "TAMUS".

                                   WITNESSETH

         Whereas, the Texas Agricultural Experiment Station, hereinafter referred to as TAES, a part of The Texas A&M University System, has developed a novel recombinant baculovirus expression vector system (BEVS) and methods for the introduction and expression of heterologous genes in cultured insect cells using BEVS; and

         Whereas, TAMUS owns or controls proprietary rights in and to the BEVS Technology including patent rights, know-how and possessory rights; and

         Whereas, TAMUS is committed to promoting the maximum use in research and the widest commercial utilization of the BEVS Technology; and

         Whereas, TAMUS expects to accomplish its goals with respect to BEVS through a comprehensive licensing program which includes the grant of non-exclusive rights in the BEVS Technology.

         Whereas, LICENSEE wishes to acquire a non-exclusive license under existing rights to the BEVS Technology;

         Now, therefore, in consideration of the premises and the mutual covenants hereinafter recited, the parties agree as follows:

                                    Article I
                                   Definitions

         In this Agreement, unless otherwise provided for or unless inconsistent with the subject matter or context, the following expressions shall have the meanings set forth in this Article.

1.00 Licensed Patents. The term "Licensed Patents" as used herein shall mean the United States Patents No. 4,745,051 and 4,879,236, patent applications and foreign patents or applications listed on Schedule A which is attached hereto and made a part of this Agreement, any patents issuing therefrom and any divisions, continuations or continuations-in-part based thereon and any reissues or extensions thereof.

1.01 Know How. The term "Know-How" as used herein shall mean all information including that which is not patentable or otherwise proprietary and confidential to TAMUS, which relates to the BEVS Technology.

1.02 Licensed Products. The term "Licensed Products" shall mean any product, the manufacture, use or sale of which is covered by a claim of Licensed Patents which has neither expired nor been held invalid by a court of competent jurisdiction from which no appeal has or may be taken.

         (i) "End Products" means Licensed Products sold in form for use by an end user and not intended for further chemical transformation, genetic manipulation, processing, formulating, compounding or packaging.

         (ii) "Bulk Products" means Licensed Products other than End Products or "Basic Genetic Products".

         (iii) "Basic Genetic Products" means Bulk Products that are sold for use primarily for further genetic manipulation and services sold to another which involve the use of the BEVS Technology and Know-How and/or rights under Licensed Patents.

1.03 Net Sales. The term "Net Sales" shall mean the gross revenue or other consideration derived by LICENSEE from the actual sale or other commercial use of Licensed Products, less (i) discounts actually allowed, (ii) credit for claims, allowances or returned products, (111) prepaid freight, and (iv) taxes or other governmental charges added to the face of the invoice and actually paid by LICENSEE. There shall be no imputed revenues for samples, free goods, or other marketing programs whereby Licensed Products are given away to induce sales or other commercial use of the Licensed Products.

1.04 LICENSEE. The term "LICENSEE" shall include any "Affiliate" thereof. An Affiliate of LICENSEE shall mean any corporation or other business entity controlled by, controlling or under common control with LICENSEE. For this purpose "control" means direct or indirect beneficial ownership of fifty percent (50%) of the voting stock, or fifty percent (50%) interest in the income of such corporation or other business.

                                   Article II
                                  License Grant

2.00 LICENSEE is hereby granted, subject to the terms and conditions of this Agreement, a nonexclusive license, under Licensed Patents to make, have made, use and sell Licensed Products. TAMUS may, upon written request from LICENSEE, grant LICENSEE the right to grant sublicenses.

2.01 LICENSEE will be informed of any divisions, continuations or continuations-in-part to Licensed Patents and be granted rights to such with no additional payments therefore.

2.02 Rights granted by TAMUS under this Agreement may be subject to rights required to be granted to the Government of the United States of America pursuant to 35 U.S.C. SS 200 211. LICENSEE hereby agrees to provide all information and assistance necessary to enable TAMUS to comply with its obligations to the Government in connection with subject matter of this Agreement.

2.03 In connection with the license or sale by LICENSEE of its proprietary technology (whether wholly owner or jointly owned) relating to or making use of the BEVS Technology, LICENSEE may grant the right to use the technology licensed hereunder to third parties (defined as non-affiliates of LICENSEE), so long as royalties are paid by either LICENSEE or such third parties to TAMUS at the rates established herein and so long as such third parties observe the terms and conditions of this Agreement. LICENSEE agrees to pay TAMUS [ * ] ([ * ]%) of any initial fees obtained from third parties in connection with grants of rights under this paragraph 2.03, but such payment to TAMUS shall be
         limited to not more than  [        *        ]               for each
         such grant. LICENSEE will notify TAMUS within thirty (30) days of the granting of rights to third parties under this paragraph 2.03 and will also identify the third party. LICENSEE shall forward to TAMUS a copy of any and all fully executed sublicense agreements, and further agrees to forward to TAMUS annually a copy of such reports received by LICENSEE from its sublicensees during the preceding four (4) month period under the sublicenses as shall be pertinent to royalty accounting under said sublicense agreements. LICENSEE shall not receive from sublicensees anything of value in lieu of cash payments based upon payment obligations of any sublicensee under this Agreement.


                                   Article III
                               Fees and Royalties

3.00     Initial Payment. Within 15 days after signing of this Agreement,
         LICENSEE shall pay TAMUS a non-refundable fee of [   *    ]
                             .

3.01 Annual Fees. Within 45 days after the second and all subsequent anniversary dates, LICENSEE shall pay TAMUS a non-refundable annual fee
         of   [   *    ]                         due for each previous year.
         From the first anniversary date of this Agreement, each year in which LICENSEE owes royalty payments to TAMUS, LICENSEE may credit that year's annual fee against royalty payments due.

3.02 Royalties. All sales by LICENSEE of Licensed Products shall be subject to royalties as provided in this section.

          (i) LICENSEE shall pay TAMUS a royalty equal to [ * ] percent ([ * ]%) ([ * ]% of Net Sales of End Products made or sold in a country where Licensed Patents exist. If an End
                  Product is sold in conjunction with another active component or active components, Net Sales for purposes of determining royalties on the combination shall be calculated by multiplying Net Sales of the combination by the fraction
                  [   *    ],



*Confidential portion has been omitted
  and filed separately with the Commission
                  where A is the invoice price of the End Product if sold separately and B is the total invoice price of any other active component or components in combination if sold separately. However, in no case shall the calculated fraction [ * ] be less than [ * ].

         (ii) LICENSEE shall pay TAMUS a royalty equal to [ * ] of Net Sales of Bulk Products made or sold in a country where Licensed Patents exist.

         (iii) LICENSEE shall pay TAMUS a royalty equal to [ * ] of Net Sales of Basic Genetic Products made or sold in a country where Licensed Patents exist.

         (iv) Royalty payments due under Article III, 3.02 (i), 3.02 (ii), and 3.02 (iii), may be reduced each year by one times the annual fee paid each year under 3.01 from the second anniversary date of this Agreement. Maximum credit allowed each period is determined by multiplying the royalty due, less the annual fee due, by [ * ] percent [ * ]. The total amount of credit that may be used cannot exceed $[ * ] in the aggregate for the life of the Agreement. The amount of any credit not used from accumulated credit in one year may be carried forward and used in succeeding years until the amount of that accumulated credit is fully used. If LICENSEE owes royalty to TAMUS for sales before the first anniversary date of this Agreement, LICENSEE must pay the full amount of royalty due. If the amount of royalty due is less than the amount of the annual fee due for that year, the credit allowed to be carried over to the next period will equal the amount of the annual fee, and the payment due TAMUS will equal the annual fee.


                                   Article IV
                              Payments and Reports

4.00 Within forty-five (45) days after each anniversary date, and for as long as royalty obligations continue under this Agreement, LICENSEE shall deliver a report certified by an officer of LICENSEE to TAMUS, in form acceptable to TAMUS, of the amount of Net Sales of Licensed Products sold by LICENSEE, and the amount of any royalties due to TAMUS under Article III of this Agreement. Such report shall state the Net Sales of Licensed Product sold or otherwise disposed of by LICENSEE on a country by country basis during the twelve (12) months preceding the anniversary date. If payments due, LICENSEE shall remit such payment with the report.

4.01 Payments hereunder shall be made in U.S. dollars in the United States. With respect to sales in countries outside the United States, royalties shall be payable in U.S. dollars at the official rate of exchange prevailing on the last day of each month during the accounting period in which royalties accrue.

4.02 All overdue payments, fees, and/or royalties shall bear interest from the due date and will be payable to TAMUS at the Prime Interest Rate(s) quoted in the Wall Street Journal from the due date up until payment.

4.03 Any tax paid or required to be withheld by LICENSEE on account of royalties payable to TAMUS under this Agreement shall be deducted from the amount of royalties otherwise



*Confidential portion has been omitted
 and filed separately with the Commission due. LICENSEE shall secure and send to TAMUS proof of any such taxes withheld and paid by LICENSEE for the benefit of TAMUS.

                                    Article V
                           Record Keeping and Auditing

5.00 LICENSEE shall maintain full, true and accurate records containing all information which may be necessary for a determination of the royalties to be paid to TAMUS under the terms of this Agreement.
         Said records shall be open and available for a period of four (4) years following the rendering by LICENSEE of a royalty report as required by this Agreement, to the inspection of an independent Certified Public Accountant, acceptable to LICENSEE, but retained and paid for by TAMUS solely for the purpose of verifying the correctness of LICENSEE's compliance with the payment of royalties hereunder.

                                   Article VI
                                 Confidentiality

6.00 While this Agreement is in effect, and for three (3) years thereafter, any technical or business related information or materials which LICENSEE, TAMUS, or TAES may disclose to each other shall be treated as confidential information to the extent permitted by law. It shall be maintained in confidence by each party and shall not be disclosed to any third party without prior written consent. This obligation shall not apply to information which; (i) is in the public domain prior to the disclosure; (ii) becomes part of the public domain subsequent to disclosure; (iii) is received from a third party having a right to disclose it; or, (1v) is in either parties possession prior to disclosure as shown by reasonable proof. The parties stipulate that such consent will not be unreasonably withheld, particularly if such disclosure is necessary to obtain, perfect or maintain patent rights or any aspect of the BEVS technology.

                                   Article VII
                            Indemnity and Warranties

7.00 Indemnity. LICENSEE agrees to indemnify and hold TAMUS and TAES harmless from and against any and all claims, demands, losses or causes of action related in any way to marketing, commercialization or other rights granted under this Agreement or to any products or services used or sold under this Agreement unless such suit results from actions or misrepresentations on the part of TAMUS and/or TAES.

7.01 Warranty. Nothing in this Agreement shall be construed as a warranty or representation by TAMUS or TAES as to the validity of any Licensed Patent. Nothing in this Agreement shall be construed as a warranty or representation by TAMUS or TAES that anything made, used, sold or otherwise disposed of under any license granted under this Agreement is or will be free from infringement of domestic or foreign patent rights of third parties.

                                  Article VIII
                              Term and Termination

8.00 This Agreement will remain in effect, unless terminated earlier in accordance with the provisions under this paragraph, until expiration of the last to expire of the Licensed Patents.

         (a) In the event LICENSEE shall at any time fail to make payments, render reports, maintain standards of quality and performance, or otherwise abide by the terms herein provided, or misuse the name of TAMUS or TAES or attempt to exercise ownership rights over the BEVS, TAMUS shall have the right to notify LICENSEE that it is in default. Unless the stated default is corrected by LICENSEE within sixty (60) days from receipt by LICENSEE of such notice, TAMUS shall be free, at its option, to terminate this Agreement and the license(s) and rights granted by it without further notice to LICENSEE.

         (b) This Agreement may be terminated by TAMUS at its option and without prejudice to any other remedy to which it may be entitled at law or in equity, or elsewhere under this Agreement, by giving written notice of termination to LICENSEE if the latter should:

                  (1)      Be adjudicated a voluntary or involuntary bankrupt;

                  (2) Institute or suffer to be instituted any proceeding for a reorganization or rearrangement of its affairs;

                  (3)      Make an assignment for the benefit of creditors;

                  (4) Become insolvent or have a receiver of its assets or property appointed;

                  (5) Allow any money against it to remain unsatisfied for a period of thirty (30) days or longer;

         (c) LICENSEE shall have the right to terminate this License at any time upon six (6) months prior written notice by certified mail to TAMUS and upon payment of the final minimum annual fee for the year (even though not complete) in which such termination takes effect.

         (d) Termination of this Agreement or any license granted hereunder for any reason by either party shall not relieve the parties of any obligation accruing prior to such termination.

                                   Article IX
                            Miscellaneous Provisions

9.00 Force Majeure. Each party hereto shall be relieved of its obligations hereunder to the extent that fulfillment of such obligations shall be prevented by acts beyond the reasonable control of the party affected thereby.

9.01 Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties.

9.02 Applicable Law. This Agreement shall be construed and the rights of the parties determined in accordance with the laws of the State of Texas.

9.03 Titles. The titles of the Articles and Sections of this Agreement are for general information and reference only, and this Agreement shall not be construed by reference to such titles.

9.04 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes hereof if mailed by first class, certified or registered mail postage prepaid, addressed to the party to be notified at its address shown below, or to such other address as may have been furnished in writing to the notifying party.


         If to TAMUS:

         Executive Director
         Technology Licensing Office
         The Texas A&M University System
         College Station, TX 77843

         If to TAES:                             With a copy to:
         Director                                Planning and Budget Officer
         Texas Agricultural Experiment Station   Contracts and Grants
         Texas A&M University                    Texas Agricultural Experiment
         College Station, TX 77843-2147                Station
                                                 Texas A&M University
                                                 College Station, TX 77843-2147

         If to LICENSEE:

         Calypte Biomedical Corporation
         1440 Forth Street
         Berkeley, California 94710
         Phone (510) 526-2541
         FAX (510) 526-5381

9.05 Prohibition Against Use of Name. Neither party shall use the name, insignia or symbols of the other or reference any departments or staff for any purpose whatsoever without prior written consent except that LICENSEE may state that it is licensed by TAMUS under one or more of the patents and/or applications comprising the Licensed Patents.

9.06 More Favored Terms. TAMUS intends to grant to third parties a non-exclusive license to the BEVS technology, as defined in Article II which contains royalty terms (Article III, 3.01 3.02) that are essentially similar. If LICENSEE determines that royalty terms on licenses subsequently granted are more favorable than those granted herein, LICENSEE shall at its election, be entitled upon written notice to TAMUS to have this Agreement amended to substitute royalty terms of such more favorable licensee.

9.07 Export Controls, It is understood that TAMUS is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. TAMUS neither represents that a license shall not be required nor that, if required, it shall be issued.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate originals by their respective officers thereunto duly authorized, the day and year herein written.



CALYPTE BIOMEDICAL CORPORATION              THE TEXAS A&M UNIVERSITY SYSTEM

By: /s/ David J. Robison                    By: /s/ Herbert H. Richardson
    ------------------------                    -----------------------------
Name  David J. Robison, Ph.D.               Herbert H. Richardson
Title President & CEO                       Chancellor
Date: August 20, 1993                       Date: 1-12-93

                                   SCHEDULE A
                          LISTING OF PATENT PROPERTIES

Tide: Method for Producing a Recombinant Baculovirus Expression Vector

Assignee: The Texas A&M University System


Country            Filing Date            Application No.         Issue No.             Date
- -------            -----------            ---------------         ---------             ----

USA                5-27-83                498,858                 4,745,051            5-17-88
USA-CIP            5-16-84                609,697                 Abandoned
USA-CIP            4-16-87                040,367                 4,879,236            11-7-89
USA-CIP            8-24-89                398,096
Argentina          5-24-84                296,755                 234,760              6-30-87
Australia          5-25-84                28717/84                581,174              5-26-89
Brazil             5-29-84                P1840266
Canada             5-25-84                455,167                 1,222,213            5/26/87
Colombia           5-25-84                232799
Denmark            5-25-84                84/2579
E.P.C.*            5-22-84                84 105841.5             027839               7-15-92
India**            5-24-84                376/Mas/84              160416               7-18-88
India-1**          3-12-86                172/Mas/86              161540               12-23-88
India-2**          8-18-86                664/Mas/86              164388               9-15-88
India-3**          8-18-86                663/Mas/84              164387               9-15-89
Ireland            5-23-84                1269/84
Israel             5-22-84                71906
Japan              5-28-84                108279/84
Korea              5-28-84                84-2931                 051,077              04/27/92

Schedule A
Page 2


Country        Filing Date           Application No.        Issue No.           Date
- -------        -----------           ---------------        ---------           ----

Korea- 1        11-26-84             84-7390
Korea-2         02-03-90             90-1373
Korea-3         02-03-90             90-1372                52829               7-6-92
Mexico          5-25-84              201,459
Norway          5-25-84              82 2094
New Zealand     5-23-84              208,259                208,259             5-6-88
Philippines     5-28-84              30723                  25395               6-3-91
South Africa    5-23-84              84 3914                84 3914             9-25-85
Spain           5-25-84              532,825                532,825             3-12-85
Taiwan**        5-25-84              7312070                050740              12-26-91
Venezuela**     5-27-84              851



* Designating: Austria, Belgium, France, West Germany, Italy, Great Britain, Liechtenstein, Luxembourg, Netherlands, Sweden, and Switzerland

**Non-Convention

SCHEDULE B

Calculation of Credit Against Royalties


Year                    Annual Fee               1 X Credit          Cumulative Credit
- ----                    ----------               ----------          -----------------

Initial Fee               [  *  ]                  [  *  ]                [  *  ]
2                         [  *  ]                  [  *  ]                [  *  ]
3                         [  *  ]                  [  *  ]                [  *  ]
4                         [  *  ]                  [  *  ]                [  *  ]
5                         [  *  ]                  [  *  ]                [  *  ]
6                         [  *  ]                  [  *  ]                [  *  ]
7                         [  *  ]                  [  *  ]                [  *  ]
8                         [  *  ]                  [  *  ]                [  *  ]



               Assume that the first commercial sale is in year 6 and that net
sales on which royalties are due are     of Licensed Product. Further assuming
that the royalty rate is                   , royalties due for the year would be
           . Accumulated credits are        ; therefore, the royalty payment for
year 6 is calculated as follows:

                  Total credits to [  *  ] year 6               = [  *  ]
                  Royalty due on                                = [  *  ]
                  Less annual fee paid in year 6                = [  *  ]
                  Royalty due                                   = [  *  ]
                  Royalty due in year 6                         = [  *  ]
                  [  *  ]
                  Net royalty due in year 6                     = [  *  ]
                  [  *  ]
                  Carry forward credit available in year 7      = [  *  ]
                  [  *  ]

*Confidential portion has been omitted
 and filed separately with the Commission